EXHIBIT 11
                                   ----------

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 17, 1997, relating to the financial statements and financial highlights appearing in the August 31, 1997 Annual
Report to Shareholders of The Purisima Total Return Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Transfer and Dividend Disbursing Agent, Custodian and Independent Accountants" in the Prospectus and under the heading "Independent Accountants" in the statement of Additional Information.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Los Angeles, California
November 13, 1997